Exhibit 99.4

SUPPLEMENTAL PRO FORMA OIL, NATURAL GAS LIQUIDS AND NATURAL GAS RESERVES

INFORMATION AS OF DECEMBER 31, 2018

The following tables present the estimated pro forma combined net proved developed and undeveloped, oil, natural gas liquids and natural gas reserves as of December 31, 2018, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2018. The pro forma reserve information set forth below gives effect to the merger as if the transaction had occurred on January 1, 2018.

The following estimates of the net proved oil and natural gas reserves of Encana’s oil and gas properties as of December 31, 2018 are based on evaluations prepared by Encana’s internal qualified reserves evaluators. In 2018, McDaniel & Associates Consultants Ltd. audited 23% of Encana’s estimated Canadian proved reserve volumes and Netherland, Sewell & Associates, Inc. audited 54% of Encana’s estimated U.S. proved reserve volumes. The following estimates of the net proved oil and natural gas reserves of Newfield’s oil and gas properties are as of December 31, 2018 and were prepared by Newfield’s petroleum engineering staff. Ryder Scott Company and DeGolyer and MacNaughton performed audits of the internally prepared reserve estimates on certain fields aggregating to 97% of 2018 year-end reported proved reserve volumes on a barrel of oil equivalent basis. All reserves information presented herein was prepared in accordance with applicable SEC regulations.

There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. The following reserve data represents estimates only and should not be construed as being precise. The assumptions used in preparing these estimates may not be realized, causing the quantities of oil and gas that are ultimately recovered, the timing of the recovery of oil and gas reserves, the production and operating costs incurred and the amount and timing of future development expenditures to vary from the estimates presented herein. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

These estimates were calculated using the 12-month average of the first day of the month reference prices as adjusted for location and quality differentials. Any significant price changes will have a material effect on the quantity and present value of the reserves. These estimates depend on a number of variable factors and assumptions, including historical production from the area compared with production from other comparable producing areas, the assumed effects of regulations by governmental agencies, assumptions concerning future oil and gas prices, and assumptions concerning future operating costs, transportation costs, severance and excise taxes, development costs and workover and remedial costs.

The following estimated pro forma combined net proved developed and undeveloped oil, natural gas liquids and natural gas reserves is not necessarily indicative of the results that might have occurred had the merger been completed on January 1, 2018 and is not intended to be a projection of future results. As a result, future results may vary significantly from the pro form results reflected herein.

	Oil (MMbbls)(2)
	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China (1)	Pro Forma Combined Total
Balance—December 31, 2017	0.2	192.3	248.0	440.3	2.0	442.5
Revisions and improved recovery	0.2	19.5	(5.0)	14.5	1.0	15.7
Extensions and discoveries	—	162.4	50.0	212.4	—	212.4
Purchases of reserves in place	—	21.3	1.0	22.3	—	22.3
Sale of reserves in place	—	(11.4)	(3.0)	(14.4)	—	(14.4)
Production	(0.1)	(32.7)	(26.0)	(58.7)	(2.0)	(60.8)

Balance—December 31, 2018	0.2	351.5	265.0	616.5	1.0	617.7

Proved developed reserves as of
December 31, 2017	0.2	104.7	136.0	240.7	2.0	242.9
December 31, 2018	0.2	150.6	148.0	298.6	1.0	299.8
Proved undeveloped reserves as of
December 31, 2017	—	87.7	112.0	199.7	—	199.7
December 31, 2018	—	200.9	117.0	317.9	—	317.9

	Natural Gas Liquids (MMbbls)(2)
	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China	Pro Forma Combined Total
Balance—December 31, 2017	115.0	67.5	146.0	213.5	—	328.5
Revisions and improved recovery	(17.4)	14.2	44.0	58.2	—	40.8
Extensions and discoveries	78.9	48.6	17.0	65.6	—	144.5
Purchases of reserves in place	—	7.7	—	7.7	—	7.7
Sale of reserves in place	—	(5.1)	—	(5.1)	—	(5.1)
Production	(18.0)	(10.6)	(16.0)	(26.6)	—	(44.6)

Balance—December 31, 2018	158.5	122.3	191.0	313.3	—	471.8

Proved developed reserves as of
December 31, 2017	40.5	41.6	78.0	119.6	—	160.1
December 31, 2018	60.8	59.4	108.0	167.4	—	228.2
Proved undeveloped reserves as of
December 31, 2017	74.5	25.8	68.0	93.8	—	168.3
December 31, 2018	97.8	62.8	83.0	145.8	—	243.6

	Natural Gas (Bcf)(2)
	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China	Pro Forma Combined Total
Balance—December 31, 2017	2,135	384	1,704	2,088	—	4,223
Revisions and improved recovery	249	37	211	248	—	497
Extensions and discoveries	885	233	190	423	—	1,308
Purchases of reserves in place	—	39	1	40	—	40
Sale of reserves in place	—	(40)	(6)	(46)	—	(46)
Production	(368)	(55)	(165)	(220)	—	(588)

Balance—December 31, 2018	2,901	598	1,935	2,533	—	5,434

Proved developed reserves as of
December 31, 2017	1,082	243	1,099	1,342	—	2,424
December 31, 2018	1,707	295	1,262	1,557	—	3,264
Proved undeveloped reserves as of
December 31, 2017	1,053	141	605	746	—	1,799
December 31, 2018	1,195	302	673	975	—	2,170

(1)	All of Newfield’s reserves in China are associated with production sharing contracts and are calculated using the economic interest method.
(2)	Numbers may not add due to rounding.

The pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas liquids and natural gas reserves as of December 31, 2018 is as follows:

($ millions)	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China	Pro Forma Combined Total
Future cash inflows	12,463	26,305	26,132	52,437	105	65,005
Less future:
Production costs	5,231	6,399	10,552	16,951	49	22,231
Development costs	2,641	4,751	3,870	8,621	13	11,275
Income taxes	586	1,673	1,653	3,326	—	3,912

Future net cash flows	4,005	13,482	10,057	23,539	43	27,587
Less 10% annual discount for estimated timing of cash flows	1,351	6,532	4,646	11,178	3	12,532

Discounted future net cash flows	2,654	6,950	5,411	12,361	40	15,055

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas liquids and natural gas reserves for the year ended December 31, 2018 are as follows:

($ millions)	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China	Pro Forma Combined Total
Balance, beginning of year—January 1, 2018	1,582	2,731	4,354	7,085	47	8,714
Changes resulting from:
Sales of oil and gas produced during the year	(859)	(1,753)	(1,810)	(3,563)	(78)	(4,500)
Discoveries and extensions, net of related costs	1,130	3,300	879	4,179	—	5,309
Purchases of proved reserves in place	—	468	15	483	—	483
Sales and transfers of proved reserves in place	—	(202)	(31)	(233)	—	(233)
Net change in prices and production costs	407	1,642	665	2,307	30	2,744
Revisions to quantity estimates	121	526	764	1,290	28	1,439
Accretion of discount	164	273	469	742	3	909
Development costs incurred during the period	665	1,315	777	2,092	1	2,758
Changes in estimated future development costs	(303)	(824)	(634)	(1,458)	3	(1,758)
Other	15	16	330	346	6	367
Net change in income taxes	(268)	(542)	(367)	(909)	—	(1,177)

Balance, end of year—December 31, 2018	2,654	6,950	5,411	12,361	40	15,055